EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") made and entered into this ____ day of ___________, 2011, to be effective as of June 17, 2011 (the "Effective Date"), by and between Red Mountain Resources, Inc., aFlorida corporation, and/or it's successors (the "Company") and Alan W. Barksdale (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company wishes to secure the services of the Executive subject to the contractual terms and conditions set forth herein; and

WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1. *Employment.* The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment with the Company, all upon the terms and conditions set forth herein.

2. *Term of Employment.* Subject to the terms and conditions of this Agreement, the Executive shall be employed for a term commencing on the Effective Date and ending on the December 31, 2011 (the "Term") unless sooner terminated as provided for herein. The Company and Executive agree that this Agreement is for an interim period. The Company and Executive further agree to commence discussions to amend and/or renew the Agreement no less than sixty (60) days prior to the expiration of the Term. Additionally the Company and Executive agree to execute an amendment or renewal on or before December 31, 2011.

3. *Duties and Responsibilities Capacity.* During the Term, the Executive shall serve in the capacity of Chief Executive Officer, Secretary and Interim Chief Financial Officer of the Company; Manager of RMR Operating, LLC, a wholly owned subsidiary of the Company ; and President of Black Rock Capital, Inc., a wholly owned subsidiary of the Company subject to the supervision of the Board of Directors of the Company (the "Board").

   A. *Primary Duties.* During the Term, and excluding any periods of disability, vacation or sick leave to which the Executive is entitled, the Executive shall devote his primary business time, attention and energies to the business of the Company. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company

in accordance with this Agreement. The parties hereto recognize that Executive has other on-going projects and business interests and he is not precluded hereby from engaging in such projects or interests so long as he performs his executive functions as a primary focus.

B. *Standard of Performance*. The Executive will perform his duties under this Agreement with fidelity and loyalty, to the best of his ability, experience and talent and in a manner consistent with his duties and responsibilities.

C. Location. Executive will perform his duties in one of the Company's office locations. Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

4. *Compensation Base Salary*. The Company shall pay the Executive a salary (the "Base Salary") of $25,000 per month, prorated for partial months of employment. The Base Salary shall be payable in accordance with the general payroll practices of the Company in effect from time to time. During the remainder of the Term, the Base Salary may be reviewed by the Board after consultation with the Executive and may from time to time be increased (but not decreased) as solely determined by the Board. Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.

A. *Annual Performance Bonus*. The Executive may be eligible for annual discretionary bonus awards payable in cash or common stock of the Company, as so determined solely by the Company, based on performance objectives determined annually by the Board. The Company and Executive agree to determine the performance objectives and parameters of any Annual Performance Bonus as soon as reasonably possible, but no later than December 31, 2011.

B. *Long-Term Incentives*. Upon the execution of this Agreement, the Company agrees to award the Executive a mutually agreeable initial option award to be determined by the Company as soon as reasonably possible, but no later than December 31, 2011. Following the initial option award, the Executive shall be eligible for grants of stock options, restricted stock and/or other long-term incentives in the discretion of the Board on the same basis as other similarly situated senior executives of the Company under any adopted Plan.

C. *Benefits*. If and to the extent that the Company maintains employee benefit plans (including, but not limited to, pension, profit-sharing, disability, accident, medical, life insurance, and hospitalization plans) (it being understood that the Company may but shall not be obligated to do so), the Executive shall be entitled to participate therein in accordance with the Company's regular practices with respect to similarly situated senior executives that currently have been or will be granted options. The Company will have the right to amend or terminate any such benefit plans it may choose to establish.

(1) The Executive shall be entitled to prompt reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, upon the submission of appropriate documentation in accordance with the practices, policies and procedures applicable to other senior executives of the Company.

(2) The Executive shall be entitled to such vacation, holidays and other paid or unpaid leaves of absence as are consistent with the Company's normal policies available to other senior executives of the Company or as are otherwise approved by the Board.

(3) In lieu of participation in benefit plans, the executive may elect a lump sum payment monthly equal to the benefit allowed in the plan, not to exceed 7% of salary.

(4) Executive shall receive a car allowance of $1,500 per month.

5. *Termination of Employment.* Notwithstanding the provisions of Section 2 hereof, the Executive's employment hereunder shall terminate under any of the following conditions:

A. Death. The Executive's employment under this Agreement shall terminate automatically upon his death.

B. *Total Disability.* The Company shall have the right to terminate this Agreement if the Executive becomes Totally Disabled. For purposes of this Agreement, "Totally Disabled" means that the Executive is not working and is currently unable to perform the substantial and material duties of his position hereunder as a result of sickness, accident or bodily injury for a period of three months. Prior to a determination that Executive is Totally Disabled, but after Executive has exhausted all sick leave and vacation benefits provided by the Company, Executive shall continue to receive his Base Salary, offset by any disability benefits he may be eligible to receive.

C. *Termination by Company for Cause.* The Executive's employment hereunder may be terminated for Cause upon written notice by the Company. For purposes of this Agreement, "Cause" shall mean:

(1) conviction of the Executive by a court of competent jurisdiction of any felony or a crime involving moral turpitude;

(2) the Executive's willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board;

(3) the Executive's material breach or default in the performance of his obligations under this Agreement that results in a significant financial detriment to the Company; or

(4) the Executive's act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company.

Executive may not be terminated for Cause pursuant to subsections (2) and (3) above unless Executive is given written notice of the circumstances constituting "Cause" and a reasonable period to cure such circumstances, which period shall be no less than thirty (30) days.

D. *Termination for Good Reason.* The Executive's employment hereunder may be terminated by the Executive for Good Reason on written notice by Executive to the Company. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following circumstances without the Executive's consent:

(1) a material reduction in the Executive's salary or benefits excluding the substitution of substantially equivalent compensation and benefits;

(2) a material diminution of the Executive's duties, authority or responsibilities as in effect immediately prior to such diminution;

(3) the relocation of the Executive's principal work location to a location more than 50 miles from its current location; or

(4) the failure of a successor to assume and perform under this Agreement.

6. *Payments Upon Termination.* Upon termination of Executive's employment hereunder for any reason as so provided for in Section 5 hereof, the Company shall be obligated to pay and the Executive shall be entitled to receive, within ten (10) days of termination, Base Salary which has accrued for services performed to the date of termination and which has not yet been paid. In addition, the Executive shall be entitled to any benefits to which he is entitled under the terms of any applicable Executive benefit plan or program, restricted stock plan and stock option plan of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, or any life insurance policies and the benefits provided by such plan, program or policies, or applicable law.

A. Upon termination of Executive's employment by the company without Cause or by the Executive for Good Reason, the Company shall be obligated to pay and the Executive shall be entitled to receive:

(1) all of the amounts and benefits described in Section 6A hereof; and

(2) a lump sum payment, within 10 days of termination, equal to three (3) months of the Executive's Base Salary; and

(3) continued participation in all Executive welfare benefit programs of the Company for the remainder of the Term or, if longer, until the first

anniversary of the Executive's termination of employment, as if there had been no termination of employment.

Payments under Section 6.B., with the exception of amounts due pursuant to Section 6.B(1), are conditioned on the execution by the Executive of a release of all employment-related claims; provided, however. that such release shall be contingent upon the Company's satisfaction of all terms and conditions of this Section.

B. Upon termination of the Executive's employment upon the death of Executive pursuant to Section 5.A., the Company shall be obligated to pay, and the Executive shall be entitled to receive:

(1) all of the amounts and benefits described in Section 6.A.;

(2) any death benefit payable under a plan or policy provided by the Company; and

(3) continued participation by the Executive's dependents in the welfare benefit programs of the Company for the remainder of the Term or, if longer, until the first anniversary of the Executive's termination of employment, as if there had been no termination of employment.

C. Upon termination of the Executive's employment upon the Disability of the Executive pursuant to Section 5.B., the Company shall be obligated to pay, and the Executive shall be entitled to receive:

(1) all of the amounts and benefits described in Section 6.A.;

(2) the Base Salary, at the rate in effect immediately prior to the date of his termination of employment due to Disability, for the remainder of the Term, offset by any payments the Executive receives under the Company's long-term disability plan and any supplements thereto, whether funded or unfunded, which is adopted by the Company for the Executive's benefit and not attributable to the Executive's own contributions; and

(3) continued participation by the Executive and his dependents in the welfare benefit programs of the Company for the remainder of the Term or, if longer, until the first anniversary of the Executive's termination of employment, as if there had been no termination of employment.

Payments under Section 6C, with the exception of amounts due pursuant to Section 6C(1), are conditioned on the execution by the Executive or the Executive's representative of a release of all employment-related claims; provided, however, that such release shall be contingent upon the Company's satisfaction of all terms and conditions of this Section.

D. Upon voluntary termination of employment by the Executive for any reason whatsoever (other than for Good Reason as described in Section 6B) or termination by the Company for Cause, the Company shall have no further liability under or in connection with this Agreement, except to provide the amounts set forth in Section 6A.

E. Upon voluntary or involuntary termination of employment of the Executive for any reason whatsoever or expiration of the Term, the Executive shall continue to be subject to the provisions of Section 7, hereof (it being understood and agreed that such provisions shall survive any termination or expiration of the Executive's employment hereunder for any reason whatsoever).

7. *Confidential Information.* Confidentiality, Return of Property, and Covenant Not to Compete.

A. *Company Information.* The Parties agree that executive will have access to Confidential Information, as defined below, that will enable the Executive to optimize the performance of the Executive's duties to the Company. In exchange, the Executive agrees to use such Confidential Information solely for the Company's benefit. The Company and the Executive agree and acknowledge that its provision of such Confidential Information is not contingent on the Executive's continued employment with the Company. "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, proprietary, purchased, generated or licensed information about prospects, areas of interest or production or other business information by the Executive through the Company either directly or indirectly in writing or orally. Confidential Information does not include any of the information which is publicly known or comes from other industry sources and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions. All Capital Raising or funding sources generated by the Company are deemed proprietary information hereunder.

The Executive agrees at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person or entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.

B. *Covenant Not to Compete.* During the Term and for a period of six months thereafter, Executive, without the prior written permission of the Company, shall not, within [fifteen (15)] miles of the Company's primary offices, where the Company is conducting business at the time in question, whether or not the Company has any actual physical presence in such location (i) be employed by, or render any services

to, any person, firm or corporation engaged in the exploration and development of oil and gas or any other business which is directly in competition with any "material" business conducted by the Company or any of its subsidiaries at the time of termination (as used herein "material" means a business which generated at least 10% of the Company's consolidated revenues for the last full fiscal year for which audited financial statements are available) ("Competitive Business"); (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Executive was employed by the Company (other than Executive's personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing his personal assets in any manner he chooses, provided, however, that Executive may not, during the period referred to in this Section , own more than 24.9% of the equity securities of any Competitive Business.

(provided that there will be no non-compete if employment is terminated by the Company without cause (defined term).|

B. *Former Employer Information.* The Executive agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that the Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. *Third Party Information.* The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive shall hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person or entity or use it except as necessary in carrying out the Executive's work for the Company consistent with the Company's agreement with such third party.

D. *Returning Company Documents.* At the time of leaving the employ of the Company, the Executive will deliver to the Company (and will not keep in the Executive's possession) information, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to the Executive's employment with the Company or otherwise belonging to the Company, its successors or assigns.

E. *Notification of New Employer*. In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to the Executive's new employer about the Executive's rights and obligations under this Agreement.

F. *Solicitation of Employees*. The Executive agrees that for a period of twelve (12) months immediately following the termination of the Executive's relationship with the Company for any reason, the Executive shall not either directly or indirectly solicit, induce or recruit any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or for any other person or entity.

G. *Representations*. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company. The Executive has not entered into, and the Executive agrees that he will not enter into, any oral or written agreement in conflict herewith.

8. *Arbitration*. Any dispute or controversy arising under or in connection with this Agreement (other than any dispute or controversy arising from a violation or alleged violation by the Executive of the provisions of Section 7) shall be settled exclusively by final and binding arbitration in Dallas, Texas, in accordance with the Employment Arbitration Rules of the American Arbitration Association ("AAA"). The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within thirty days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA Employment Arbitration Rules then prevailing, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation.

9. *Notices*. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have previously furnished to the other in accordance with the terms of this Section):

if to the Company:

____

Attn: Board of Directors/Compensation Committee Chairman

____
____
____

if to the Executive:

____
____
____

10. *Amendment; Waiver.* The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

11. *Entire Agreement.* This Agreement and all Exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral agreements or understandings between the parties relating thereto.

12. *Severability.* In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

13. *Binding Effect; Assignment.* This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). The Executive may not assign this Agreement without the prior written consent of the Company. Except as otherwise provided in this Agreement, the Company may assign this Agreement to any of its affiliates or to any successor (whether by operation of law or otherwise) to all or substantially all of its business and assets without the consent of the Executive. For purposes of this Agreement, "affiliate" means any entity in which the Company owns shares or other measure of ownership representing at least 40% of the voting power or equivalent measure of control of such entity.

14. *Governing Law.* This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).

15. *Headings.* The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

16. *Counterparts.* This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Indemnification. The Company agrees to indemnify Executive against all damages and costs (including without limitation, attorney's fees) resulting from or arising in connection with the Company, and/or any of its subsidiaries and/or affiliates, as and when expenses are incurred. The Company shall also maintain officer and director insurance for Executive through the Term of the Agreement from an insurer and pursuant to a policy reasonably acceptable to Executive. Nothwithstanding anything contrary in this Agreement or otherwise, the Company's obligations under this Section 6 shall survive any termination of this Agreement.

[END OF PAGE]

IN WITNESS THEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement as of the Effective Date.

COMPANY:

By: ______________________
Secretary

EXECUTIVE

By: ______________________
Alan W. Barksdale